EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: CSUH
Contact: Jon Cunningham of RedChip Companies, Inc.,	Traded: OTC
+1-800-733-2447 ext. 107, investor@celsius.com

CELSIUS HOLDINGS REPORTS 2nd QUARTER RESULTS

DELRAY BEACH, Fla., July 17—Celsius Holdings, Inc. (the “Company”) today reported revenue for the three month period ended June 30, 2007 was $376,000 as compared to $241,000 for the prior quarter, the three month period ended March 31, 2007 and as compared to $445,000 for the three month period ended June 30, 2006. The Company also reported a net loss of $726,000 or $0.01 per basic and diluted share for the three months ended June 30, 2007. This compares with net loss of $342,000 or $0.00 per basic and diluted share for the three months ended June 30, 2006.

Mr. Stephen C. Haley, chairman and CEO said: “We are pleased that the process of raising capital is to some extent behind us so that we can now increase our focus on building the business. To effectively move into a new market, resources are needed to make sure consumers are aware of Celsius and where to get it. Adding distributors or retailers too far in advance of availability of the resources to properly promote this new category creating brand is not too helpful. We can now be much more assertive as we sign up new distributors and work with the various retailers that are excited about this new Negative Calorie beverage category.”

“Operationally,” Mr. Haley said, “We continued to gain traction on the retail front as some of our larger retailers are seeing strong month over month increases in sales. Grocery is a strong channel for us and toward the end of the quarter we added some significant names to our retail base. Examples include: Hannafords in the Northeast, Sweet Bays in Florida, Kings Sooper in Colorado and continued to expand in Raley’s and Albertsons on the West Coast. We were also more aggressive in the health & fitness channels. We signed up more gyms and health spas as well as started sponsoring more health focused events.”

Mr. Haley continued by stating, “We were less aggressive for some of the new channels this quarter because of the extra time needed to line up the financing. These include our vending business and international focus. While US distribution expansion will remain our top priority, we will now start growing our international business. We won the best Functional Beverage award in Europe in the first quarter and were honored by winning the best carbonated drink in all of the Mid-East in the second quarter. The continuing awards, abundant press coverage and interest of retailers and distributors all over the world are proving that the Celsius message is really a global one that is quickly understood and desired.”

The company's quarterly conference call is scheduled for 4:30 p.m. ET, Thursday July 19, 2007. The call may be accessed through live webcast links on the company's Internet home page, www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTC BB: CSUH.OB) manufactures Celsius through its wholly owned operating subsidiary, Celsius, Inc. Celsius Inc. is quickly gaining attention in the emerging $36 billion functional food and beverage industry, as the creator of the calorie burning beverage category and as a pioneer and leader in developing healthier beverage choices. Celsius, Inc. is building unique distribution strategies to gain broad penetration in all channels serving its consumer targets in all geographies. The continued mission of Celsius, Inc. is to create healthy refreshment through science and innovation and growth through passion and integrity. For more information about Celsius and Celsius, Inc., please visit http://www.celsius.com. For investor information, please visit http://www.redchip.com.

Forward-Looking Statements
This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of the Company’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because the Company’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.

Page 2 Celsius Holdings, July 17, 2007

These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends  in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Description of Business  -  Risk Factors” in the Company’s report on Form 8-K as filed with the Securities and Exchange Commission on February 2, 2007, and other reports the Company files from time to time with the Securities and Exchange Commission. The Company does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
June 30, 2007
(Unaudited)
Current assets:
Cash and cash equivalents	$261,056
Accounts receivable, net	234,206
Inventories, net	548,855
Other current assets	22,234
Total current assets	1,066,351
Property, fixtures and equipment, net	28,968
Other long-term assets	50,901
Total Assets	$1,146,220

Current liabilities:
Accounts payable and accrued expenses	$265,512
Deposits from customers	163,480
Loans payable	644,082
Short term portion of long term other liabilities	7,123
Due to related parties	1,093,556
Total current liabilities	2,173,753

Long term other liabilities	17,822
Total Liabilities	2,191,575

Stockholders’ Deficit	(1,045,355)
Total Liabilities and Stockholders’ Deficit	$1,146,220

Page 3 Celsius Holdings, July 17, 2007

Condensed Consolidated Statements of Operations
	For the Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$376,448	$445,356
Cost of sales	301,661	320,283
Gross profit	74,787	125,073

Selling and marketing expenses	225,083	279,322
General and administrative expenses	526,367	164,463
Impairment expense	-	-
Loss from operations	(676,663)	(318,712)

Interest expense	49,621	23,530
Net loss	$(726,284)	$(342,242)

Weighted average shares outstanding -
basic and diluted	101,377,081	70,912,246
Loss per share - basic and diluted	$(0.01)	$(0.00)

Condensed Consolidated Statements of Operations
	For the Six Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$617,058	$615,647
Cost of sales	476,739	456,112
Gross profit	140,319	159,535

Selling and marketing expenses	460,380	361,993
General and administrative expenses	918,626	225,786
Impairment expense	3,281,640	-
Loss from operations	(4,520,327)	(428,244)

Interest expense	80,526	39,004
Net loss	$(4,600,853)	$(467,248)

Weighted average shares outstanding -
basic and diluted	96,509,146	70,912,246
Loss per share - basic and diluted	$(0.05)	$(0.01)

/CONTACT:
Media, Shep Doniger, (561) 637-5750, sdoniger@bdcginc.com, for Celsius Holdings, Inc.;
or Jan Norelid of Celsius Holdings, Inc., (561) 276- 2239, jnorelid@celsius.com or
Investors, Jon Cunningham of RedChip Companies, Inc., +1-800-733-2447 ext. 107, investor@celsius.com